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                 EXHIBIT 11 - Computation of Earnings per Share


The following tabulation presents the calculation of primary and fully diluted earnings per common share for the three month periods ended March 31, 1998 and 1997.


                                                     THREE MONTHS     Three Months
                                                        ENDED            Ended
                                                    MARCH 31, 1998   March 31, 1997
                                                    --------------   --------------
Reported net income (loss)                             $47,859          $(61,431)
                                                       =======          ========

Earnings (loss) on common shares                       $47,859          $(61,431)
                                                       =======          ========

Weighted average common shares outstanding             679,048           679,048
                                                       =======          ========


Loss per common share - primary and fully diluted

Loss from continuing operations                        $   .07          $   (.09)
                                                       =======          ========

Net income (loss)                                      $   .07          $   (.09)
                                                       =======          ========



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